EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083,  No. 333-157286, No. 333-165811 and No. 333-177049 and (ii) Forms S-8 No. 333-157283, No. 333-165807 and No. 333-175405) of Urstadt Biddle Properties Inc. and in the related Prospectus of our reports dated January 12, 2012, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc., and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2011.

New York, New York January 12, 2012	/s/ PKF O’Connor Davies A Division of O’Connor Davies, LLP